EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 15, 2007, relating to the consolidated financial statements of Citadel Broadcasting Corporation and subsidiaries (the “Company”) (which report expresses our unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Los Angeles, California

July 16, 2007